Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Todd Pettingill		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7500	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Second Quarter 2019 Financial Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (July 30, 2019) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and six months ended June 30, 2019, and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time to discuss this announcement and answer questions.

“During the quarter we reported positive top-line results from our Phase 1 trial with CE-Iohexol. Sage Therapeutics launched ZULRESSO, and in doing so added another key commercial asset to Ligand’s portfolio. We purchased a synthetic royalty from Novan on SB206, and Novan launched a Phase 3 trial with that compound for the treatment of molluscum contagiosum. Finally, our business development team has been very active in licensing, with two new partnerships from our OmniAb technology, two from our VDP technology and five new or advanced Captisol deals. In addition, this month we closed an acquisition of an antigen discovery company,” said John Higgins, Chief Executive Officer of Ligand. “The sources of potential growth within our existing pipeline are rich and diversified, and we anticipate additional positive news flow throughout the remainder of the year. Over the longer term, we expect Ligand’s pipeline to be a significant source of meaningful and diversified cash flow.”

Second Quarter 2019 Financial Results

Total revenues for the second quarter of 2019 were $25.0 million, compared with $90.0 million for the same period in 2018. Royalties were $6.6 million, compared with $31.4 million for the second quarter of 2018 and primarily consisted of royalties from Kyprolis and EVOMELA®. Royalties in the second quarter of 2018 include royalties from Promacta, which was sold to Royalty Pharma as of March 6, 2019, for $827 million; Ligand did not receive any Promacta royalties in the second quarter of 2019 and will not receive any Promacta royalties going forward. Material sales were $8.5 million, compared with $7.6 million for the same period in 2018 due to the timing of Captisol® purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $9.8 million, compared with $51.0 million for the same period in 2018, which included a $47 million payment from WuXi Biologics to amend its OmniAb platform license agreement.

Cost of material sales was $2.4 million for the second quarter of 2019, compared with $1.1 million for the same period in 2018, due to the timing and mix of Captisol sales. Amortization of intangibles was $3.5 million, compared with $3.3 million for the same period in 2018. Research and development expense was $12.2 million, compared with $6.1 million for the same period of 2018, due to costs associated with the VDP research team acquired recently and non-cash amortization of the upfront investments in the Palvella and Novan programs. General and administrative expense was $11.0 million, compared with $9.3 million for the same period in 2018.

Net loss for the second quarter of 2019 was $14.4 million, or $0.74 per diluted share, compared with net income of $73.2 million, or $2.99 per diluted share, for the same period in 2018. The second quarter of 2019 net loss was affected by a non-cash change in the value of Ligand’s investment in Viking Therapeutics of $12.4 million. Adjusted net income for the second quarter of 2019 was $13.9 million, or $0.68 per diluted share, compared with $60.6 million, or $2.59 per diluted share, for the same period in 2018.

As of June 30, 2019, Ligand had cash, cash equivalents and short-term investments of $1.3 billion, after having spent approximately $105 million on share repurchase and taxes, principally associated with taxes related to the $827 million sale of Promacta.

Year-to-Date Financial Results

Total revenues for the six months ended June 30, 2019 were $68.5 million, compared with $146.2 million for the same period in 2018. Royalties were $26.2 million, compared with $52.2 million for the six months ended June 30, 2018. Royalties for the six months ended June 30, 2019 primarily consisted of royalties from Promacta, Kyprolis and EVOMELA and do not include contribution from Promacta after March 6, 2019, whereas 2018 royalties included a full six months of Promacta royalties. Material sales were $17.5 million, compared with $12.0 million for the same period in 2018, due to the timing of Captisol purchases for use in clinical trials and commercial products. License fees, milestones and other revenues were $24.8 million, compared with $82.0 million for the same period in 2018, which included a $47 million payment from WuXi Biologics to amend its OmniAb platform license agreement as well as a $20 million upfront payment upon the licensing of Ligand’s GRA program.

Cost of material sales was $6.3 million for the six months ended June 30, 2019, compared with $1.9 million for the same period in 2018 due to the timing and mix of Captisol sales. Amortization of intangibles was $7.0 million, compared with $6.6 million for the same period in 2018. Research and development expense was $23.5 million, compared with $13.5 million for the same period of 2018, due to costs associated with recent acquisitions. General and administrative expense was $22.1 million, compared with $16.9 million for the same period in 2018, due to costs associated with recent acquisitions and non-cash stock-based compensation expense.

Net income for the six months ended June 30, 2019 was $651.9 million, or $31.34 per diluted share, compared with $118.4 million, or $4.81 per diluted share, for the same period in 2018. Net income for the six months ended June 30, 2019 was impacted by an after-tax gain of approximately $640 million on the sale of Ligand’s assets and royalty for Promacta to Royalty Pharma. Adjusted net income from continuing operations for the six months ended June 30, 2019 was $38.6 million, or $1.86 per diluted share, compared with $96.2 million, or $4.14 per diluted share, for the same period in 2018.

2019 Financial Guidance

Ligand is affirming its revenue guidance for 2019 with total revenues expected to be approximately $118 million. Ligand is also affirming its existing adjusted earnings per share guidance of approximately $3.20.

Second Quarter 2019 and Recent Business Highlights

OmniAb Platform Updates

Acquisition and New Licenses
•Ligand announced the acquisition of Ab Initio Biotherapeutics for $12 million in cash. Ab Initio is a privately held antigen-discovery company based in South San Francisco, California.

•Ligand entered into an OmniAb license agreement with Millennium Pharmaceuticals, Inc., a wholly owned subsidiary of Takeda Pharmaceutical Company Limited. Under the license, Takeda and its affiliates will be able to use OmniAb® platform rodents and chickens in campaigns to discover fully human mono- and bispecific antibodies, as well as therapies using engineered cells and OmniAb-derived binders.
•Ligand entered into an OmniAb license agreement with GigaGen, Inc., a South San Francisco-based biotherapeutics company, under which GigaGen will be able to use OmniAb platform rodents and chickens to discover fully human mono- and bispecific-antibodies.

Partner Updates
•CStone Pharmaceuticals announced dosing of the first patient in a Phase 3 clinical trial assessing OmniAb-derived CS1001 in combination with chemotherapy for the treatment of gastric adenocarcinoma or gastro-esophageal junction adenocarcinoma.
•CStone Pharmaceuticals announced the company has entered into a collaboration with Bayer to evaluate CS1001 in combination with Bayer’s regorafenib as a treatment for multiple cancers including gastric cancer.
•OmniAb-derived DuoBody-PD-L1x4-1BB was highlighted in GenMab’s U.S. IPO Form S-1 filing and on clintrials.gov.
•Immunovant announced presentation of detailed findings in healthy subjects for IMVT-1401 (formerly RVT-1401) in a poster session at the 2019 American Academy of Neurology Annual Meeting and initiated dosing in ASCEND-GO 1, an open-label, single-arm Phase 2a clinical trial evaluating IMVT-1401 in patients with moderate-to-severe active Graves’ ophthalmopathy.
•Aptevo Therapeutics provided an update on OmniAb-derived APVO436 and announced that Phase 1 data is anticipated in the fourth quarter of 2019. New preclinical data for APVO436 was also presented at the American Association for Cancer Research (AACR) 2019 Annual Meeting.
•OmniAb partner xCella Biosciences presented high-throughput functional screening of antibody libraries, highlighting OmniRat and OmniChicken, at the 2019 Protein Engineering Summit (PEGS).

Publications and Presentations
•At PEGS 2019, Ligand scientists announced the launch of OmniClic™, a novel next-generation common light chain OmniChicken-based antibody discovery technology focused on bispecific antibodies.
•Ligand highlighted OmniChicken in a presentation titled “High Throughput SPR Demonstrates that V-lambda Expressing OmniChickens™ Exhibit Broad Epitope Coverage and Picomolar Affinity” and highlighted OmniClic in a presentation titled “Fixed Light Chain Transgenic Chicken for Bispecific Antibody Discovery” at Antibody Engineering and Therapeutics-Europe conference.

Other Licensing and Acquisition Events

•Ligand announced the acquisition of economic rights to SB206 from Novan, Inc. SB206 is a Phase 3 topical antiviral gel for the treatment of skin infections, including molluscum contagiosum. Ligand paid $12 million to Novan and in return is entitled to receive a tiered royalty of 7% to 10%, as well as up to $20 million in regulatory and commercial milestones.
•Ligand entered a worldwide license agreement granting Cumulus Oncology exclusive rights to develop and commercialize VER250840, a novel, oral, selective, preclinical Chk1 Kinase Inhibitor discovered using Ligand’s Vernalis Design Platform (VDP). Ligand received an upfront license fee and is eligible to receive more than $76 million of milestone payments, as well as tiered royalties in the mid-to-high single digits and an additional fee based on Cumulus achieving specified financing-related events.
•Ligand entered an exclusive commercial license and supply agreement with SQ Innovation AG for use of Ligand’s Captisol technology in the formulation of high-concentration furosemide for the treatment of edema in patients with heart failure. Ligand is eligible to receive potential milestone payments and royalties, as well as revenue from materials sales of Captisol.
•Ligand entered a VDP research collaboration agreement with PhoreMost Limited, a private UK-based biotech, on an undisclosed novel oncology target. Ligand and PhoreMost will share revenues from any future out-licenses. Based on Ligand’s contribution and stage of development at the time of licensing, Ligand will be entitled to a scaling interest in license economics.

•Ligand recently entered into new Captisol clinical use or commercial license and supply agreements with Millennium/Takeda, Bexon Biomedical, Valanbio Therapeutics and BendaRx Corporation.

Additional Pipeline and Partner Developments

•Sage Therapeutics launched ZULRESSO™ (brexanolone) injection. With this launch, ZULRESSO is the 11th U.S. Food and Drug Administration (FDA)-approved drug to use Ligand’s patented Captisol technology.
•Novan announced that the company had exceeded 50% of expected patient enrollment in the company’s ongoing “B-SIMPLE” Phase 3 program evaluating topical nitric oxide product candidate SB206 for the treatment of molluscum contagiosum.
•Viking Therapeutics presented new results from the company’s 12-week Phase 2 study of VK2809 in patients with non-alcoholic fatty liver disease and elevated low-density lipoprotein cholesterol at the International Liver Congress 2019.
•Metavant has been working with FDA to determine a path forward for the glucagon receptor antagonist or GRA program now known as RVT-1502 in diabetes. Ligand believes that continued development of RVT-1502 for diabetes in the U.S. is highly unlikely based on preclinical and clinical trials now required by FDA for any drug in the GRA class intended for long-term use. Metavant may choose to explore certain other indications and/or geographies for RVT-1502 and expects to make a decision later this year.
•Sermonix Pharmaceuticals announced that lasofoxifene has been granted Fast Track designation by the FDA and presented a poster on the preclinical performance of its lead investigational drug, lasofoxifene, at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting.
•Daiichi Sankyo announced the launch in Japan of MINNEBRO® (esaxerenone) tablets.
•Melinta Therapeutics announced the FDA has accepted a supplemental New Drug Application (sNDA) for BAXDELA® (delafloxacin) for priority review. The sNDA filing seeks to expand the current indication for BAXDELA to include adult patients with community-acquired bacterial pneumonia.
•Verona Pharma announced the initiation of a Phase 2b dose-ranging study evaluating nebulized ensifentrine (RPL554) added on to a long-acting bronchodilator in patients with moderate-to-severe chronic obstructive pulmonary disease (COPD) and also presented clinically relevant findings from its COPD clinical trial program with ensifentrine at the American Thoracic Society International Conference.
•Nucorion Pharmaceuticals announced the closing of a $5 million Series B Preferred Stock financing to support the Phase 1 clinical development in the US for its lead program, NCO-1010 for the potential treatment of hepatitis B, which utilizes Ligand’s LTP Platform™ technology. Guangdong Ji-Bao Pharmaceutical Company of Guangzhou, China invested $4 million and Ligand invested $1 million in the round.

Internal R&D

•Ligand announced positive top-line results from a Phase 1 clinical trial of its internal Captisol-enabled (CE) Iohexol program. The trial achieved the primary endpoint by demonstrating pharmacokinetic bioequivalence of CE-Iohexol injection and a reference Iohexol injection (OMNIPAQUE™) after intravenous (IV) administration in healthy adults. CE-Iohexol injection was safe and well tolerated, and adverse events were in line with the known safety profile of OMNIPAQUE.

Adjusted Financial Measures

The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include stock-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, unissued shares relating to its Senior Convertible Notes, gain on the sale of Promacta and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, stock-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call

Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 591-4752 from the U.S. or (720) 405-1612 from outside the U.S., using the conference ID 1997313. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs The Vernalis Design Platform (VDP) integrates protein structure determination and engineering, fragment screening and molecular modeling, with medicinal chemistry, to help enable success in novel drug discovery programs against highly-challenging targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Gilead, Janssen, Baxter International and Eli Lilly. For more information, please visit www.ligand.com. Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s belief that recent events in its partnered programs will enhance value; Ligand’s pipeline providing a source of growth and future diversified cash flow; Ligand’s entry into new license or partnering agreements; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2019 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2019; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; there may not be a market for the product(s) even if successfully developed and approved; Amgen, Acrotech Biopharma Sage Therapeutics or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product, Kyprolis, an Amgen product, EVOMELA, an Acrotech Biopharma product, and ZULRESSO, a Sage Therapeutics product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Royalties	$6,626	$31,396	$26,164	$52,216
Material sales	8,549	7,612	17,508	12,003
License fees, milestones and other revenues	9,812	51,035	24,799	81,981
Total revenues	24,987	90,043	68,471	146,200
Operating costs and expenses:
Cost of material sales	2,405	1,134	6,263	1,922
Amortization of intangibles	3,505	3,305	7,008	6,584
Research and development	12,213	6,135	23,502	13,540
General and administrative	10,994	9,294	22,082	16,938
Total operating costs and expenses	29,117	19,868	58,855	38,984
Gain from sale of Promacta license	—	—	812,797	—
Income (loss) from operations	(4,130)	70,175	822,413	107,216
Gain (loss) from Viking	(12,365)	39,963	4,928	61,808
Interest expense, net	273	(10,692)	(2,724)	(13,296)
Other expense, net	(1,806)	(3,867)	68	(4,835)
Total other income (loss), net	(13,898)	25,404	2,272	43,677
Income (loss) before income taxes	(18,028)	95,579	824,685	150,893
Income tax benefit (expense)	3,609	(22,419)	(172,767)	(32,452)
Net income (loss):	$(14,419)	$73,160	$651,918	$118,441

Basic net income (loss) per share	$(0.74)	$3.45	$32.60	$5.58
Shares used in basic per share calculation	19,558	21,212	20,000	21,209

Diluted net income (loss) per share	$(0.74)	$2.99	$31.34	$4.81
Shares used in diluted per share calculations	19,558	24,438	20,799	24,618

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,332,049	$718,381
Investment in Viking	60,376	55,448
Accounts receivable, net	20,259	55,850
Inventory	9,638	7,124
Derivative asset	14,313	22,576
Other current assets	5,672	11,161
Total current assets	1,442,307	870,540
Deferred income taxes, net	—	46,521
Goodwill and other identifiable intangible assets, net	300,609	306,439
Commercial license and other economic rights, net	40,008	31,460
Other assets	18,912	5,843
Total assets	$1,801,836	$1,260,803
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$14,428	$23,383
Income tax payable	47,455	—
Current contingent liabilities	4,763	5,717
Deferred revenue	939	3,286
Derivative liability	14,313	23,430
2019 convertible senior notes, net	27,087	26,433
Total current liabilities	108,985	82,249
2023 convertible senior notes, net	624,209	609,864
Long-term contingent liabilities	8,314	6,825
Deferred income taxes, net	694	—
Other long-term liabilities	18,181	951
Total liabilities	760,383	699,889
Total stockholders' equity	1,041,453	560,914
Total liabilities and stockholders' equity	$1,801,836	$1,260,803

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Net income (loss)	$(14,419)	$73,160	$651,918	$118,441
Share-based compensation expense	6,571	4,812	11,918	9,367
Non-cash interest expense(1)	7,553	12,443	15,002	15,461
Amortization related to acquisitions and intangible assets	3,505	3,305	7,008	8,584
Amortization of commercial license and other economic rights(2)	3,016	(468)	5,453	(911)
Change in contingent liabilities(3)	(394)	1,770	994	2,731
Acquisition and integrations costs(4)	134	—	445	—
Loss (gain) from Viking	12,365	(39,963)	(4,928)	(61,808)
Other(5)	2,696	2,598	(415)	2,630
Income tax effect of adjusted reconciling items above	(7,135)	3,625	(7,142)	5,491
Valuation allowance release(6)	—	—	—	(1,666)
Excess tax benefit from share-based compensation(7)	—	(711)	(1,371)	(2,083)
	13,892	60,571	678,882	96,237
Gain from sale of Promacta license, net of tax	—	—	(640,265)	—
Adjusted net income	$13,892	$60,571	$38,617	$96,237
Diluted per-share amounts attributable to common shareholders:
Net income (loss)	$(0.74)	$2.99	$31.34	$4.81
Share-based compensation expense	0.34	0.20	0.57	0.38
Non-cash interest expense(1)	0.39	0.51	0.72	0.63
Amortization related to acquisitions and intangible assets	0.18	0.14	0.34	0.35
Amortization of commercial license and other economic rights(2)	0.15	(0.02)	0.26	(0.04)
Change in contingent liabilities(3)	(0.02)	0.07	0.05	0.11
Acquisition and integrations costs(4)	0.01	—	0.02	—
Loss (gain) from Viking	0.63	(1.64)	(0.24)	(2.51)
Other(5)	0.13	0.11	(0.02)	0.11
Income tax effect of adjusted reconciling items above	(0.36)	0.15	(0.34)	0.22
Valuation allowance release(6)	—	—	—	(0.07)
Excess tax benefit from share-based compensation(7)	—	(0.03)	(0.07)	(0.08)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	(0.03)	—	—	—
2019 Senior Convertible Notes share count adjustment	—	0.11	—	0.23
	0.68	2.59	32.64	4.14
Gain from sale of Promacta license, net of tax	—	—	(30.78)	—
Adjusted net income	$0.68	$2.59	$1.86	$4.14

GAAP - Weighted average number of common shares-diluted	19,558	24,438	20,799	24,618
Add: Shares excluded due to anti-dilutive effect on GAAP net loss	768	—	—	—
Less: 2019 Senior Convertible Notes share count adjustment	—	(1,052)	—	(1,385)
Adjusted weighted average number of common shares-diluted	20,326	23,386	20,799	23,233

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) For the three months ended June 30, 2019, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in amounts of $(162) and $3,178, respectively. For the six months ended June 30, 2019, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in amounts of $1,083 and $4,370, respectively. For the three and six months ended June 30, 2018, the amounts represent the accretion of the commercial license and other economic rights based on estimated future cash flows that were recorded to revenue.

(3) Amounts represent changes in fair value of contingent consideration related to Crystal, CyDex and Metabasis transactions.

(4) Amounts represent severance costs and certain contract termination costs in connection with the acquisition of Vernalis plc.

(5) Amounts represent mark to market adjustments associated with our equity investments in Retrophin and Seelos, net of amounts due to a third party licensor, and net change in fair value of derivatives.

(6) Amount represents release of a valuation allowance relating to our investment in Viking Therapeutics during the first quarter of 2018.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of income as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

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